Exhibit 99.2

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

Introduction

On July 2, 2025, Bunge Global SA (“Bunge”) completed its previously announced acquisition of Viterra Limited (“Viterra”) in a stock and cash transaction pursuant to a definitive business combination agreement (the "Business Combination Agreement") with Viterra and its shareholders including certain affiliates of Glencore PLC, Canada Pension Plan Investment Board, and British Columbia Investment Management Corporation (collectively, the "Sellers"). The acquisition of Viterra (the “Acquisition”) creates a premier global agribusiness solutions company for food, feed and fuel, well positioned to meet the demands of increasingly complex markets and better serve farmers and end-customers.

Pursuant to the terms of the Business Combination Agreement, Viterra shareholders received approximately 65.6 million registered shares of Bunge, with an aggregate value of approximately $5.3 billion as of July 2, 2025, and approximately $1.9 billion in cash, in return for 100% of the outstanding equity of Viterra. The cash consideration and repayment of certain debt of Viterra were financed through a combination of cash on hand and Bunge's existing debt instruments.

Upon the closing of the Acquisition, the Sellers owned approximately 33% of Bunge's registered shares.

The following table summarizes the total purchase consideration transferred in exchange for 100% of the outstanding equity and repayment of certain debt of Viterra:

(US$ in millions)
Fair value of Bunge stock issued (1)	$5,340
Cash consideration (2)	1,880
Repayment of certain debt of Viterra	3,554
Effective settlement of pre-existing relationships	(157)
Total purchase consideration	$10,617

(1)	Based on Bunge's closing share price on The New York Stock Exchange as of July 2, 2025 of $81.39 per share.
(2)	Represents the base amount of cash consideration transferred to the Sellers, adjusted for certain items per the terms of the Business Combination Agreement.

In connection with the execution of the Business Combination Agreement, Bunge and Bunge Limited Finance Corp. ("BLFC") previously entered into a debt commitment letter (the “Initial Debt Commitment Facility”) with Sumitomo Mitsui Banking Corporation and a consortium of lenders (the "Lenders"), pursuant to which the Lenders committed to provide Bunge with $7.7 billion of unsecured term loans, which included tranches maturing 364 days, 2 years, and 3 years from one business day prior to the closing date of the Acquisition. Additionally, a $300 million delayed draw term loan (the “Delayed Draw Term Loan”) from CoBank and the U.S. farm credit system was arranged.

In connection with the Acquisition, on June 30, 2025, Bunge (i) borrowed $2.0 billion under the 3-year tranche term loan of the Initial Debt Commitment Facility (the "Term Loan due 2028"), and (ii) borrowed $300 million under the Delayed Draw Term Loan (such borrowings, collectively, the "Term Loan Borrowings"). The Term Loan Borrowings were used, along with existing Cash and cash equivalents and proceeds from other sources, to fund a portion of the cash consideration for Bunge’s Acquisition of Viterra and to repay a portion of certain Viterra debt settled at the closing of the Acquisition, including, in each case, related fees and expenses, and, with any remaining amounts, for general corporate purposes. On October 29, 2025, Bunge repaid $1.0 billion of the $2.0 billion Term Loan due 2028 using proceeds from borrowings under other corporate credit facilities, including the $3 Billion Commercial Paper Program.

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Senior Notes

On September 17, 2024, Bunge completed the sale and issuance of (i) $400 million aggregate principal amount of 4.100% senior notes due 2028, (ii) $800 million aggregate principal amount of 4.200% senior notes due 2029, and (iii) $800 million aggregate principal amount of 4.650% senior notes due 2034 ("Senior Notes"). Collectively, the three tranches of Senior Notes total an aggregate principal amount of $2.0 billion. The Senior Notes are fully and unconditionally guaranteed by Bunge. The offering was made pursuant to a shelf registration statement on Form S-3 (Registration No. 333-282003) filed by the Company and its 100% owned finance subsidiary, BLFC, with the SEC. The net proceeds of the offering were approximately $1.98 billion after deducting underwriting commissions, the original issue discount, and offering fees and expenses payable by Bunge.

Exchange Offers and Consent Solicitations of Viterra Notes

On September 9, 2024, Bunge's wholly-owned subsidiary, BLFC, commenced offers (the "US Exchange Offers") to exchange all outstanding notes of certain series (the "Existing USD Viterra Notes") issued by Viterra Finance B.V. ("VFBV") and guaranteed by Viterra and Viterra B.V., for up to $1.95 billion aggregate principal amount of new notes issued by BLFC and guaranteed by Bunge. In the third quarter of 2025, BLFC completed the US Exchange Offers, exchanging $1.92 billion of Existing USD Viterra Notes for new notes with the identical interest rates and maturities issued by BLFC.

Concurrently with the US Exchange Offers, BLFC successfully solicited consents, on behalf of VFBV, and VFBV amended the respective indentures governing the Existing USD Viterra Notes to, among other things, eliminate certain of the covenants, restrictive provisions and events of default, and modify or amend certain other provisions, including unconditionally releasing and discharging the guarantees by each of Viterra and Viterra B.V. ("US Consent Solicitation").

In addition, in the third quarter of 2025, Bunge completed the amendment of the indentures governing VFBV's outstanding 500 million Euro aggregate principal amount of 0.375% senior unsecured notes due 2025 (the "0.375% Senior Notes Due 2025 - Euro") and outstanding 700 million Euro aggregate principal amount of 1.000% senior unsecured notes due 2028 (collectively, the "Existing Euro Viterra Notes") to, among other things, substitute the issuer and guarantors of such notes with Bunge Finance Europe B.V., a wholly owned finance subsidiary of Bunge, as issuer, and Bunge as guarantor (the "European Consent Solicitation"). The 0.375% Senior Notes Due 2025 - Euro were fully repaid in accordance with the terms of the agreement in September 2025.

The US Exchange Offers, US Consent Solicitation, and European Consent Solicitation were conditioned, among other things, upon the completion of the Acquisition. For this reason, the Existing USD Viterra Notes and Existing Euro Viterra Notes were not recognized on Bunge's consolidated balance sheet until the third quarter of 2025, following the completion of the Acquisition.

The unaudited pro forma condensed combined financial information has been prepared by Bunge in accordance with Regulation S-X Article 11, Pro Forma Financial Information, as amended by the final rule, Amendments to Financial Disclosures About Acquired and Disposed Businesses, as adopted by the Securities and Exchange Commission on May 20, 2020. The following unaudited pro forma condensed combined financial information of Bunge for the year ended December 31, 2025, is derived from Bunge’s audited historical consolidated financial statements as included in the filing on Form 10-K, which are incorporated by reference, and Viterra’s unaudited historical condensed consolidated interim financial statements for the six months ended June 30, 2025, which are included in the Exhibit 99.1 to this Current Report on Form 8-K. Both Bunge and Viterra prepare historical consolidated financial statements based on a calendar year end basis. Viterra prepared its consolidated financial statements under IFRS® Accounting Standards as issued by the International Accounting Standards Board.

No unaudited pro forma condensed combined balance sheet is presented herein because the Acquisition is already reflected in the Company’s most recent audited consolidated balance sheet as of December 31, 2025, which Bunge filed with the Securities and Exchange Commission in Bunge’s Annual Report on Form 10-K for the year ended December 31, 2025.

The unaudited pro forma condensed combined financial information should be read in conjunction with the following information:

•	Notes to the unaudited pro forma condensed combined financial information.
•	Audited historical consolidated financial statements of Bunge as of and for the year ended December 31, 2025, which are included in Bunge's respective filing on Form 10-K for the year ended December 31, 2025.

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•	Unaudited historical condensed consolidated interim financial statements of Viterra for the six months ended June 30, 2025, which are included in Exhibits 99.1 to this Current Report on Form 8-K.

The historical consolidated financial statements of Bunge and Viterra have been adjusted in the accompanying unaudited pro forma condensed combined financial information to give effect to pro forma adjustments which are necessary to account for the Acquisition, in accordance with generally accepted accounting principles in the United States of America (“U.S. GAAP”). The unaudited pro forma adjustments are based upon available information and certain assumptions that management believes are reasonable. All adjustments are preliminary and subject to change.

The Acquisition of Viterra is accounted for as a business combination using the acquisition method of accounting with Bunge as the accounting acquirer in accordance with Accounting Standards Codification (“ASC”) Topic 805 (“ASC 805”). The excess of the consideration transferred over the fair value of the identifiable assets acquired and the liabilities assumed is recorded as goodwill. Due to the timing of the Acquisition, the valuation of the assets acquired and liabilities assumed has not yet been finalized, and as a result, preliminary estimates have been recorded and are subject to change. Any necessary adjustments from Bunge's preliminary estimates will be finalized within one year from the date of the Acquisition completion. Measurement period adjustments will be recorded in the period determined, as if it had been completed at the Acquisition date. The preliminary allocation of the fair value of assets acquired and liabilities assumed as of the Acquisition date is included in Bunge's consolidated balance sheet in Bunge’s Annual Report on Form 10-K for the year ended December 31, 2025.

The unaudited pro forma condensed combined financial information does not reflect any anticipated synergies or dis-synergies, operating efficiencies or cost savings, or integration costs that may result from the Acquisition. No assurance can be given that synergies, operating efficiencies or cost savings will be realized. Income taxes do not reflect the amounts that would have resulted had Bunge and Viterra filed consolidated income tax returns during the periods presented.

The following unaudited pro forma condensed combined financial information gives effect to the Acquisition and financing, which includes adjustments for the following:

a.	Certain reclassifications to conform Viterra’s historical financial statement presentation to Bunge’s presentation, including accounting policy conformity adjustments. See Note 2 to the unaudited pro forma condensed combined statement of income;
b.	Conversion adjustments to convert Viterra’s historical consolidated financial statements from IFRS to U.S. GAAP. See Note 3 to the unaudited pro forma condensed combined statement of income;
c.	Pursuant to conditions set by the European Commission for regulatory approval of the Viterra Acquisition, Bunge sold Viterra’s business in Hungary, as well as part of Viterra's business in Poland ("EU Oilseeds Divestment”) on September 1, 2025, and the results of these operations were reported as discontinued operations during Bunge's period of ownership in accordance with ASC 205, Presentation of Financial Statements (“ASC 205”). Adjustments were made to exclude results of the EU Oilseeds Divestment which are discontinued operations for Bunge under ASC 205 for the period from January 1, 2025, to the close of the Acquisition, for purposes of the unaudited pro forma condensed combined statement of income for the year ended December 31, 2025. See Note 3 to the unaudited pro forma condensed combined statement of income;
d.	Adjustments to reflect purchase accounting under ASC 805. See Note 4 to the unaudited pro forma condensed combined statement of income;
e.	Non-recurring transaction costs in connection with the Acquisition. See Note 4 to the unaudited pro forma condensed combined statement of income;
f.	Elimination of transactions between Bunge and Viterra. See Note 4 to the unaudited pro forma condensed combined statement of income; and
g.	Interest income and expense related to proceeds and uses of the financing entered into in connection with the Acquisition. See Note 5 to the unaudited pro forma condensed combined statement of income.

The unaudited pro forma condensed combined financial information and related notes are provided for illustrative purposes only and do not purport to represent what the combined company’s actual results of operations or financial position would have been had the Acquisition been completed on the dates indicated, nor are they necessarily indicative of the combined company’s future results of operations or financial position for any future period.

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Bunge has determined that the following dispositions are not significant. As such, the unaudited pro forma condensed combined financial information does not reflect the effects of Bunge's divestment of grain elevators in Western Canada, the 40% divestment of Bunge Iberica SA (“BISA”), the divestment of Bunge's European margarines and spreads business, or the divestment of Bunge's corn milling business in North America, as defined below.

•	On January 14, 2025, the Government of Canada approved the Acquisition, subject to terms and conditions that require Bunge's divestment of six grain elevators in Western Canada. In the fourth quarter of 2025, the sale of five grain elevators was completed. The final remaining elevator sale was completed in the first quarter of 2026.

•	On March 4, 2025, Bunge divested 40% of its Spanish operating subsidiary, BISA, to Repsol Industrial Transformation, SLU, a wholly owned subsidiary of Repsol SA, for a total net amount of approximately $206 million in cash and $80 million in deferred consideration. Following the consummation of the transaction, Bunge retained a controlling financial interest in BISA and continues to consolidate the entity.

•	On March 21, 2025, Bunge entered into an agreement to sell its European margarines and spreads business to Vandemoortele Lipids NV for cash proceeds of approximately $239 million, subject to certain closing adjustments. Completion of the sale is subject to customary closing conditions, including regulatory approval, and it is expected to close in 2026.

•	On April 8, 2025, Bunge entered into an agreement to sell substantially all of its corn milling business in North America to Grain Craft, LLC. On June 30, 2025, the transaction closed in accordance with the terms of the agreement. Upon closing, Bunge received cash proceeds of $470 million in consideration. The transaction close resulted in a gain on sale of $155 million recognized in Other income (expense) - net.

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BUNGE GLOBAL SA AND SUBSIDIARIES

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME

For the year ended December 31, 2025

(U.S. dollars in millions, except share data)

	Bunge FY 2025 Historical	Viterra Historical for the Six Months Ended June 30, 2025, After Reclassifications, GAAP and Discontinued Operations Adjustments (Notes 2 and 3)	Viterra Acquisition Transaction Accounting Adjustments (Note 4)	Notes	Other Transaction Accounting Adjustments (Note 5)	Notes	Pro Forma Combined
Net sales	$70,329	$19,932	$(754)	4(a)	$-		$89,507
Cost of goods sold	(66,920)	(19,714)	756	4(a); 4(b); 4(c)	-		(85,878)
Gross profit	3,409	218	2		-		3,629
Selling, general and administrative expenses	(2,113)	(292)	11	4(d); 4(e); 4(h)	-		(2,394)
Interest income	202	14	-		(36)	5(a)	180
Interest expense	(628)	(194)	86	4(f); 4(i)	(83)	5(b)	(819)
Foreign exchange gains (losses) – net	(51)	(15)	-		-		(66)
Other income (expense) – net	289	85	-		-		374
Income (loss) from affiliates	26	1	-		-		27
Income (loss) from continuing operations before income tax	1,134	(183)	99		(119)		931
Income tax (expense) benefit	(288)	5	(3)	4(g)	29	5(c)	(257)
Income (loss) from continuing operations	846	(178)	96		(90)		674
Net (income) loss attributable to noncontrolling interests and redeemable noncontrolling interests	(27)	3	-		-		(24)
Net income (loss) from continuing operations attributable to Bunge shareholders	$819	$(175)	$96		$(90)		$650

Net income per share:
Basic income from continuing operations per common share	$4.97					6	$3.28
Diluted income from continuing operations per common share	$4.93					6	$3.26

Weighted average common shares outstanding:
Basic	165,042,767					6(b)	197,758,803
Diluted	166,466,940					6(b)	199,182,976

The accompanying notes are an integral part of these unaudited pro forma condensed combined financial information.

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NOTES TO THE UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

Note 1. BASIS OF PRESENTATION

The unaudited pro forma condensed combined financial information and related notes are prepared in accordance with Regulation S-X Article 11, Pro Forma Financial Information, as amended by the final rule, Amendments to Financial Disclosures About Acquired and Disposed Businesses, as adopted by the Securities and Exchange Commission on May 20, 2020.

Bunge’s historical consolidated financial statements were prepared in accordance with U.S. GAAP and presented in U.S. dollars. Viterra’s historical consolidated financial statements were prepared in accordance with IFRS and presented in U.S. dollars. As discussed in Note 2. Reclassification Adjustments, certain reclassification adjustments were made to align Viterra’s financial statement presentation with that of Bunge. As discussed in Note 3. U.S. GAAP Conversion and Discontinued Operations Adjustments, certain U.S. GAAP conversion adjustments were made to align Viterra’s financial statements to be in accordance with U.S. GAAP. Adjustments were made to exclude results from Viterra's EU Oilseeds Divestment for the purposes of the unaudited pro forma condensed combined statement of income for the year ended December 31, 2025. Viterra's EU Oilseeds Divestment is considered as a discontinued operation in accordance with ASC 205 and is not part of the combined company’s continuing operations. Therefore, the results of Viterra's EU Oilseeds Divestment are excluded from the unaudited pro forma condensed combined statement of income for the year ended December 31, 2025.

The unaudited pro forma condensed combined financial information is prepared using the acquisition method of accounting in accordance with ASC 805, with Bunge as the accounting acquirer, and based on the historical consolidated financial statements of Bunge and Viterra. Under ASC 805, assets acquired and liabilities assumed in a business combination are recognized and measured at the Acquisition date fair value. Transaction costs associated with a business combination are expensed as incurred. The excess of the consideration transferred over the fair value of the identifiable assets acquired and the liabilities assumed is recorded as goodwill. The acquisition consideration allocation and related adjustments reflected in this unaudited pro forma condensed combined financial information are preliminary and subject to revision based on a final determination of fair value throughout the measurement period, which is one year from the Acquisition date.

An unaudited pro forma condensed combined balance sheet is not presented as the audited consolidated balance sheet of Bunge as of December 31, 2025, included in the filing on Form 10-K, has already reflected the Acquisition. The unaudited pro forma condensed combined statement of income for the year ended December 31, 2025, gives effect to the Acquisition as if it had been completed on January 1, 2025.

The unaudited pro forma condensed combined statement of income for the year ended December 31, 2025, combines the audited consolidated statement of income of Bunge for the year ended December 31, 2025, and the unaudited condensed consolidated statement of income of Viterra for the six months ended June 30, 2025. Management determined that Viterra activity between June 30, 2025, and the Acquisition close date of July 2, 2025 is not material. Viterra’s results following the consummation of the Acquisition are included in Bunge’s audited consolidated statement of income for the year ended December 31, 2025. The unaudited condensed consolidated statement of income of Viterra for the six months ended June 30, 2025, have been prepared in a manner consistent with Viterra’s historical accounting policies.

The unaudited pro forma condensed combined financial information does not reflect any anticipated synergies or dis-synergies, operating efficiencies or cost savings, or integration costs that may result from the Acquisition. The pro forma adjustments represent Bunge’s best estimates and are based upon currently available information and certain assumptions that Bunge believes are reasonable under the circumstances.

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Note 2. RECLASSIFICATION ADJUSTMENTS

In connection with the Acquisition, management made certain reclassification adjustments detailed in this note to conform Viterra’s unaudited condensed consolidated statement of income presentation to that of Bunge’s as indicated in the tables below. IFRS to U.S. GAAP adjustments are not included in the total adjustments identified in Note 2. Reclassification Adjustments; Note 3. U.S. GAAP Conversion and Discontinued Operations Adjustments provides additional information with respect to IFRS to U.S. GAAP adjustments. At the time of preparing the unaudited pro forma condensed combined financial information, other than the adjustments described herein, Bunge is not aware of any other material differences.

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Unaudited Condensed Combined Statement of Income Adjustments

For the six months ended June 30, 2025

(U.S. dollars in millions)

Bunge Presentation	Viterra Historical Presentation	Viterra Historical	Reclassification Adjustments	Notes	Viterra Historical Adjusted for Reclassification
Net sales	Revenue	$20,974	$(485)	2(a); 2(b); 2(h)	$20,489
Cost of goods sold	Cost of goods sold	(20,626)	398	2(a); 2(c); 2(h); 2(j)	(20,228)
Gross profit	Gross margin	348	(87)		261
Selling, general and administrative expenses	Selling and administrative expenses	(310)	7	2(c); 2(f)	(303)
Interest income	Interest income	16	-		16
Interest expense	Interest expense	(223)	-		(223)
Foreign exchange gains (losses) – net		-	(21)	2(e)	(21)
Other income (expense) – net			86	2(b); 2(i); 2(j)	86
	Other expense	(26)	26	2(e); 2(i)	-
	Other income	15	(15)	2(i)	-
Income (loss) from affiliates	Share of income from associates and joint ventures	2	(1)	2(d)	1
	(Loss)/gain on disposals/liquidations of investments	(3)	3	2(d)	-
	Dividend income	2	(2)	2(d)	-
	Impairment expense on trade receivables	(4)	4	2(f)	-
Income (loss) from continuing operations before income tax	Loss before income taxes	(183)	-		(183)
Income tax (expense) benefit			(16)	2(g)	(16)
	Current income tax expense	(49)	49	2(g)	-
	Deferred income tax recovery	33	(33)	2(g)	-
Net income (loss) from continuing operations	(Loss)/income for the period	(199)	-		(199)
Net (income) loss attributable to noncontrolling interests and redeemable noncontrolling interests	Attributable to non-controlling interests	3	-		3
Net income (loss) from continuing operations attributable to Bunge shareholders	Attributable to equity holders	$(196)	$-		$(196)

2(a).	Adjustment to reclassify Viterra’s gains and losses on physical forward sales contracts within Revenue to Cost of goods sold. Viterra recognized revenue at the amount of cash received plus the fair value of the derivative on the settlement date in accordance with IFRS and as confirmed by the IFRS Interpretations Committee (“IFRIC”) in March 2019. U.S. GAAP is not prescriptive regarding income statement presentation of gains and losses of derivatives that are not designated in a hedging relationship. Bunge’s

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policy election is to present all gains and losses within Cost of goods sold as it minimizes distortion within Net sales and maintains the relationship between Net sales and reported volumes information.

Reclassification of the net gains of $39 million for the six months ended June 30, 2025.

2(b).	Adjustment to reclassify Viterra’s other revenue within Revenue to Other income (expense) — net.

Reclassification of $38 million for the six months ended June 30, 2025.

2(c).	Adjustment to reclassify Viterra’s depreciation within Selling and administrative expenses to Costs of goods sold.

Reclassification of $11 million for the six months ended June 30, 2025.

2(d).	Adjustment to reclassify Viterra’s Loss on disposals of investments and Dividend income to Income (loss) from affiliates.

Reclassification of Loss on disposals of investments of $3 million and Dividend income of $2 million for the six months ended June 30, 2025.

2(e).	Adjustment to reclassify Viterra’s foreign exchange net losses recorded within Other expense to Foreign exchange gains (losses) — net.

Reclassification of $21 million for the six months ended June 30, 2025.

2(f).	Adjustment to reclassify Viterra’s Impairment expense on trade receivables to Selling, general and administrative expenses. IFRS requires separate presentation of impairment expense within the statement of income, but U.S. GAAP is not prescriptive. This adjustment reclassifies Viterra’s impairment expense to align to Bunge’s accounting policy election to present such charges in Selling, general and administrative expenses.

Reclassification of $4 million for the six months ended June 30, 2025.

2(g).	Adjustment to reclassify Viterra’s Current income tax expense and Deferred income tax recovery to Income tax (expense) benefit.

Reclassification of $49 million in expense from Current income tax expense and $33 million benefit from Deferred income tax recovery for the six months ended June 30, 2025.

2(h).	Adjustment to reclassify Viterra’s excise taxes on sales recorded within Cost of goods sold to Net Sales. IFRS 15 requires entities to evaluate taxes on a jurisdiction-by-jurisdiction basis to determine amounts to exclude from revenue (as amounts collected on behalf of third parties). Bunge’s policy election (per ASC Topic 606, Revenue from Contracts with Customers) is to present all sales taxes, and other similar taxes including excise taxes, in Net sales.

Reclassification of $408 million for the six months ended June 30, 2025.

2(i).	Adjustment to reclassify Viterra’s remaining Other expense and Other income to Other income (expense) — net.

Reclassification of $5 million from Other expense and $15 million from Other income for the six months ended June 30, 2025.

2(j).	Adjustment to reclassify Viterra’s gains from the sale of securities related to Argentina foreign currency positioning from Cost of goods sold to Other income (expense) — net. These foreign positioning gains relate to new Argentinian programs related to blended currency swaps transaction results.

Reclassification of $38 million for the six months ended June 30, 2025.

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Note 3. U.S. GAAP CONVERSION AND DISCONTINUED OPERATIONS ADJUSTMENTS

In connection with the Acquisition, management performed analysis of Viterra’s financial information to identify differences between IFRS and U.S. GAAP and to exclude results from discontinued operations. At the time of preparing the unaudited pro forma condensed combined financial information, other than the IFRS to U.S. GAAP and discontinued operation adjustments described herein, Bunge was not aware of any other material differences.

Unaudited Condensed Combined Statement of Income Adjustments

For the six months ended June 30, 2025

(U.S. dollars in millions)

Viterra Historical (After Reclassification Only, Note 2)	Viterra Historical (After Reclassification Only, Note 2)	IFRS to U.S. GAAP Conversion Adjustments	Notes	Adjustment for Discontinued Operations	Notes	Viterra Historical (After Reclassifications, GAAP, and Discontinued Operations Adjustments)
Net sales	$20,489	$-		$(557)	3(c)	$19,932
Cost of goods sold	(20,228)	(25)	3(a)	539	3(c)	(19,714)
Gross profit	261	(25)		(18)		218
Selling, general and administrative expenses	(303)	-		11	3(c)	(292)
Interest income	16	-		(2)	3(c)	14
Interest expense	(223)	25	3(a)	4	3(c)	(194)
Foreign exchange gains (losses) – net	(21)	-		6	3(c)	(15)
Other income (expense) – net	86	-		(1)		85
Income (loss) from affiliates	1	-				1
Income (loss) from continuing operations before income tax	(183)	-		-		(183)
Income tax (expense) benefit	(16)	18	3(b)	3	3(c)	5
Net income (loss) from continuing operations	(199)	18		3		(178)
Net (income) loss attributable to noncontrolling interests and redeemable noncontrolling interests	3	-		-		3
Net income (loss) from continuing operations attributable to Bunge shareholders	$(196)	$18		$3		$(175)

3(a).	Under IFRS, Viterra recognized right-of-use assets and lease liabilities for leases. However, as required by IFRS, Viterra did not distinguish between operating leases and finance leases and accounted for all leases similarly to finance leases under U.S. GAAP. Viterra recorded depreciation expense on all right-of-use assets and interest expense on all lease liabilities, while a straight-line operating lease expense that includes both interest and depreciation is presented for operating leases under U.S. GAAP.

Adjustment of $25 million for the six months ended June 30, 2025.

3(b).	Reflects the adjustment to reverse certain historical tax provision recorded by Viterra under IFRS.

Adjustment of $18 million for the six months ended June 30, 2025.

3(c).	Reflects adjustments to exclude the discontinued operation results from Viterra's EU Oilseeds Divestment from the unaudited pro forma condensed combined statement of income for the six months ended June 30, 2025, as the operations were divested after the close of the Acquisition.

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Note 4. VITERRA ACQUISITION TRANSACTION ACCOUNTING ADJUSTMENTS

The Acquisition transaction accounting adjustments for the period from January 1, 2025 to the close of the Acquisition reflected in the unaudited pro forma condensed combined statement of income for the year ended December 31, 2025 are detailed below:

4(a).	Reflects elimination of intercompany transactions, specifically in Net Sales and Cost of goods sold, between Bunge and Viterra.

(US$ in millions)	For the year ended December 31, 2025
Elimination of intercompany transactions	$(754)
Pro forma adjustment to Net sales	$(754)

(US$ in millions)	For the year ended December 31, 2025
Elimination of intercompany transactions	$754
Pro forma adjustment to Cost of goods sold	$754

4(b).	Reflects an adjustment to Cost of goods sold for the removal of historical depreciation expense offset by new depreciation expense for the period, on a straight-line basis based on the fair value of the property, plant and equipment, net and the related assigned estimated useful life.

(US$ in millions)	For the year ended December 31, 2025
Depreciation based on fair value of property, plant and equipment, net	$(193)
Less: Historical Viterra depreciation expense	183
Pro forma adjustment to Cost of goods sold	$(10)

4(c).	Reflects an adjustment to Cost of goods for the decrease in lease expense as a result of the fair value adjustment to the right-of-use assets to reflect off-market lease terms compared to the market rate at Acquisition date for a similar lease.

The table below summarizes the total pro forma transaction accounting adjustments to Cost of goods sold:

(US$ in millions)	For the year ended December 31, 2025	Notes
Elimination of intercompany transactions	$754	4(a)
Decrease in lease expense related to fair value adjustment to right-of-use assets	12
Increase in depreciation expense property, plant and equipment, net	(10)	4(b)
Pro forma adjustment to Cost of goods sold	$756

4(d).	Reflects an adjustment to Selling, general and administrative expenses for the removal of historical amortization expense offset by new amortization expense, on a straight-line basis based on the fair value of Other intangible assets, net and the respective assigned estimated useful life.

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(US$ in millions, except useful lives)	Fair Value	Estimated Useful Life	For the year ended December 31, 2025
Trademarks and trade names	$23	1	$(12)
Other intangibles, net	1	3-54	-
Total fair value of other intangible assets, net	$24		(12)
Less: Historical Viterra amortization expense			3
Pro forma adjustment to amortization expense in Selling, general and administrative expenses			$(9)

4(e).	Reflects additional compensation expense related to retention of key Bunge and Viterra employees.

(US$ in millions)	For the year ended December 31, 2025
Pro Forma retention compensation expense	$(10)
Less: Historical retention compensation expense	2
Pro forma adjustment to incremental Selling, general and administrative expenses	$(8)

4(f).	Reflects an adjustment to Interest expense to remove the interest expense on certain debt expected to be extinguished included in the unaudited condensed consolidated statement of income of Viterra.

(US$ in millions)	For the year ended December 31, 2025
Reverse Viterra interest expense	$92
Pro forma adjustment to Interest expense	$92

4(g).	Reflects an adjustment to Income tax (expense) benefit for estimated income taxes related to the purchase price allocation and income tax impact related to certain pro forma adjustments. Tax-related adjustments are based upon an estimated tax rate of zero to 28.55%. Certain transaction accounting adjustments are based upon a tax rate of zero, resulting in no impact on the unaudited pro forma condensed combined statement of income, since these adjustments would not be deductible or any tax benefit would be offset by a full valuation allowance. This rate does not reflect Bunge’s effective tax rate, which includes other tax charges or benefits.

(US$ in millions)	For the year ended December 31, 2025
Record tax impact	$(3)
Pro forma adjustment to Income tax (expense) benefit	$(3)

4(h).	Reflects an adjustment to Selling, general and administrative expenses for a reduction in Bunge transaction costs that were also recorded in unaudited condensed consolidated statement of income of Viterra.

The table below summarizes the total pro forma transaction accounting adjustments to Selling, general and administrative expenses:

(US$ in millions)	For the year ended December 31, 2025	Notes
Decrease in the Bunge transaction costs	$28
Incremental amortization expense	(9)	4(d)
Incremental retention compensation expense	(8)	4(e)
Pro forma adjustment to Selling, general and administrative expenses	$11

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4(i).	Reflects an adjustment to Interest expense for accretion of fair value adjustment of assumed debt related to the outstanding debt assumed and not extinguished.

The table below summarizes the total pro forma transaction accounting adjustments to Interest expense:

(US$ in millions)	For the year ended December 31, 2025	Notes
Accretion of fair value adjustment of assumed debt	$(6)
Reverse Viterra interest expense	92	4(f)
Pro forma adjustment to Interest expense	$86

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Note 5. OTHER TRANSACTION ACCOUNTING ADJUSTMENTS

The other transaction accounting adjustments, which represent financing adjustments reflected in the unaudited pro forma condensed combined statement of income for the year ended December 31, 2025 are detailed below:

5(a).	Reflects the adjustment to Interest income for the elimination of $36 million of interest income earned on the proceeds from the Senior Notes issuance.

5(b).	Reflects the adjustment to Interest expense for the interest expense and amortization of debt issuance cost incurred by Bunge as a result of additional financing.

(US$ in millions)	For the year ended December 31, 2025
Interest expense	$(78)
Amortization of debt issuance costs related to additional financing	(5)
Pro forma adjustment to Interest expense	$(83)

A 0.125% change in the variable interest rate of Bunge’s Acquisition Financing and debt expected to be swapped to a variable rate would increase or decrease interest expense presented in the unaudited pro forma condensed combined statement of income for the year ended December 31, 2025 by $4.2 million and $(4.2) million, respectively.

5(c).	Reflects the adjustment to Income tax (expense) benefit for an estimated $29 million tax benefit related to the financing adjustments for the year ended December 31, 2025. Tax-related adjustments are based upon an estimated tax rate of 24.07%. This rate does not reflect Bunge’s effective tax rate, which includes other tax charges or benefits.

Note 6. EARNINGS PER SHARE

The following tables set forth the computation of pro forma basic and diluted earnings per share for the year ended December 31, 2025.

(US$ in millions, except share count and per share data)	For the year ended December 31, 2025	Notes
Numerator:
Net income (loss) from continuing operations attributable to Bunge shareholders	$650	6(a)
Denominator:
Weighted-average number of shares outstanding–basic	197,758,803	6(b)
Weighted-average number of shares and potential shares outstanding–diluted	199,182,976	6(b)

Pro forma earnings per share:
Basic income from continuing operations per common share	$3.28
Diluted income from continuing operations per common share	$3.26

6(a).	Undistributed and distributed earnings available to shareholders presented below is adjusted to reflect the pro forma net income from continuing operations attributable to Bunge shareholders for the year ended December 31, 2025, as presented on the unaudited pro forma condensed combined statement of income. See Note 2 to Note 5 for the details of pro forma adjustments made.

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(US$ in millions)	For the year ended December 31, 2025
Numerator (basic and diluted):
Net income (loss) from continuing operations attributable to Bunge shareholders	$650

6(b).	Pro forma weighted-average shares outstanding is calculated as follows, reflecting shares issued for Share Consideration as if they were outstanding since January 1, 2025:

For the year ended December 31, 2025
Denominator:
Historical weighted-average number of shares outstanding–basic	165,042,767
Pro forma adjustment for shares issued	32,716,036
Weighted-average number of shares outstanding–basic	197,758,803

Historical weighted-average number of shares outstanding–diluted	166,466,940
Pro forma adjustment for shares issued	32,716,036
Weighted-average number of shares and potential shares outstanding–diluted	199,182,976

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